NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Janet G. Keckeisen Investor Relations (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS SECOND QUARTER 2021 RESULTS

DALLAS, TEXAS – August 4, 2021 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $12.7 million, or $.26 per share, in the second quarter of 2021 compared to net income attributable to NL stockholders of $4.6 million, or $.09 per share, in the second quarter of 2020. NL results include an unrealized gain of $4.5 million in the second quarter of 2021 related to the change in value of marketable equity securities compared to a $2.2 million unrealized loss in the second quarter of 2020. For the first six months of 2021, NL reported net income attributable to NL stockholders of $26.0 million, or $.53 per share, compared to net income of $6.5 million, or $.13 per share for the first six months of 2020. NL results include an unrealized gain of $10.9 million in the first six months of 2021 related to the change in value of marketable equity securities compared to a $14.3 million unrealized loss in the first six months of 2020.

CompX net sales were $36.3 million for the second quarter of 2021 compared to $23.8 million in the second quarter of 2020 and $72.2 million for the six months ended June 30, 2021 compared to $56.1 million for the same prior year period.  Income from operations attributable to CompX was $5.8 million for the second quarter of 2021 compared to $2.4 million for the second quarter of 2020 and $11.6 million for the first six months of 2021 compared to $7.4 million for the same prior year period. The second quarter of 2020 was the quarter most impacted by the COVID-19 pandemic. CompX second quarter and year-to-date 2021 net sales increased over the comparable 2020 periods primarily due to higher sales volumes at both of CompX’s reporting units as many of its customers were temporarily closed or reduced production during the second quarter of 2020 due to government ordered closures or reduced demand resulting from the COVID-19 pandemic. Operating income increased for both comparative periods due to the favorable effect of higher sales volumes, partially offset by higher production costs including increased labor and shipping costs.

NL recognized equity in earnings of Kronos of $7.8 million in the second quarter of 2021 compared to $5.7 million in the same period of 2020 and $13.8 million in the first six months of 2021 compared to $13.9 million in the same period of 2020. Kronos’ net sales of $478.6 million in the second quarter of 2021 were $92.6 million, or 24%, higher than in the second quarter of 2020. Kronos’ net sales of $943.6 million in the first six months of 2021 were $136.6 million, or 17%, higher than in the first six months of 2020. Kronos’ net sales increased in the 2021 periods primarily due to higher sales volumes and higher average TiO2 selling prices.  Kronos’ TiO2 sales volumes were 16% higher in the second quarter of 2021 as compared to the second quarter of 2020 and 9% higher in the first six months of 2021 as compared to the same prior year period due to higher demand in all major markets resulting from overall improvements in global economic activity in the 2021 periods compared to the same periods in 2020 due to the negative economic effects from the COVID-19 pandemic in the second quarter of 2020. Kronos’ average TiO2 selling prices were 3% higher in the second quarter of 2021 as compared to the second quarter of 2020 and 1% higher in the first six months of 2021 as compared to the first six months of 2020. Kronos’ average TiO2 selling prices at the end of the second quarter of 2021 were 4% higher than our average TiO2 selling prices at the end of 2020. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $22 million in the second quarter of 2021 and increasing net sales by  approximately $42 million in the first six months of 2021, as compared to the same periods in 2020.

Kronos’ income from operations in the second quarter of 2021 was $43.8 million as compared to $33.0 million in the second quarter of 2020. For the year-to-date period, Kronos’ income from operations was $77.8 million as compared to $76.5 million in the first six months of 2020. Kronos’ income from operations increased in the 2021 periods primarily due to higher sales volumes and higher average TiO2 selling prices, partially offset by higher manufacturing and other production costs, including higher costs for raw materials and energy. Kronos’ TiO2 production volumes were 2% higher in the second quarter of 2021 as compared to the second quarter of 2020 and 1% higher in the year-to-date period of 2021 due to adjustments to reduce production levels in 2020 as a result of the COVID-19 pandemic.  Kronos operated its production facilities at overall average capacity utilization rates of 99% in the first six months of 2021 (97% and 100% in the first and second quarters of 2021, respectively) compared to 95% in 2020 (95% and 96% in the first and second quarters of 2020, respectively).  Fluctuations in currency exchange rates also affected Kronos’ year-to-date income from operations comparison, which decreased income from operations by approximately $17 million in the year-to-date 2021 period as compared to the same period of 2020.  Fluctuations in currency exchange rates had a nominal effect on Kronos’ second quarter income from operations comparison.

Kronos’ other income (expense) in the first six months of 2020 includes a pre-tax insurance settlement gain of $1.5 million (NL’s equity interest was $.4 million net of income tax expense) related to a property damage claim.

Corporate expenses increased $.4 million in the second quarter of 2021 compared to the second quarter of 2020 primarily due to higher environmental remediation and related costs in 2021. Corporate expenses decreased $.3 million in the first six months of 2021 compared to the same period of 2020 primarily due to lower litigation fees and related costs and lower administrative expenses partially offset by higher environmental remediation and related costs. Interest and dividend income was comparable in the second quarter and decreased $.7 million in the first six months of 2021 compared to the prior year periods primarily due to lower dividend income and lower interest income related to lower average interested rates on invested balances, and to a lesser extent lower average outstanding balances under CompX’s revolving promissory note receivable from Valhi. Marketable equity securities represent the change in unrealized gains (losses) on our portfolio of marketable equity securities during the periods.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos’ TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc, aluminum, steel and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs or reduce demand or perceived demand for Kronos’ TiO2 and our products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos’ competitors
•	Potential consolidation of Kronos’ customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Our ability to protect or defend intellectual property rights
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems
•	The introduction of trade barriers or trade disputes
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone), or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19)

•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos’ ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The ability of our subsidiaries or affiliates to pay us dividends
•	Uncertainties associated with CompX’s development of new products and product features
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products), including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in component products (security products and recreational marine components) and chemicals (TiO2) businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except earnings per share)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2021	2020	2021

Net sales	$23.8	$36.3	$56.1	$72.2
Cost of sales	16.4	24.9	38.3	49.8

Gross margin	7.4	11.4	17.8	22.4

Selling, general and administrative expense	5.0	5.6	10.4	10.8
Other operating income (expense):
Insurance recoveries	.1	-	.1	-
Corporate expense	(2.5)	(2.9)	(5.0)	(4.7)

Income from operations	-	2.9	2.5	6.9

Equity in earnings of Kronos Worldwide, Inc.	5.7	7.8	13.9	13.8

General corporate items:
Interest and dividend income	.5	.5	1.6	.9
Marketable equity securities	(2.2)	4.5	(14.3)	10.9
Other components of net periodic pension and OPEB cost	(.2)	(.2)	(.4)	(.3)
Interest expense	(.4)	(.3)	(.7)	(.6)

Income before income taxes	3.4	15.2	2.6	31.6

Income tax expense (benefit)	(1.5)	1.9	(4.8)	4.4

Net income	4.9	13.3	7.4	27.2

Noncontrolling interest in net income of subsidiary	.3	.6	.9	1.2

Net income attributable to NL stockholders	$4.6	$12.7	$6.5	$26.0

Net income per share attributable to NL stockholders	$.09	$.26	$.13	$.53

Weighted average shares used in the
calculation of net income per share	48.8	48.8	48.8	48.8

NL INDUSTRIES, INC.
COMPONENTS OF INCOME FROM OPERATIONS
(In millions)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2020	2021	2020	2021

CompX - component products	$2.4	$5.8	$7.4	$11.6
Insurance recoveries	.1	-	.1	-
Corporate expense	(2.5)	(2.9)	(5.0)	(4.7)

Income from operations	$-	$2.9	$2.5	$6.9

CHANGE IN KRONOS’ TiO2 SALES
(unaudited)

	Three months ended	Six months ended
	June 30,	June 30,
	2021 vs. 2020	2021 vs. 2020

Percentage change in net sales:
TiO2 sales volume	16%	9%
TiO2 product pricing	3	1
TiO2 product mix/other	(1)	2
Changes in currency exchange rates	6	5

Total	24%	17%